UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 7, 2018

OASIS MIDSTREAM PARTNERS LP
(Exact name of registrant as specified in its charter)

Delaware	001-38212	47-1208855
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fannin Street, Suite 1500 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 404-9500

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01    Entry into a Material Definitive Agreement.
Attached as Exhibit 2.1 is the Contribution Agreement (the “Contribution Agreement”), entered into among Oasis Midstream Partners LP (the “Partnership”), OMS Holdings LLC, a Delaware limited liability company (“OMS Holdings”), Oasis Midstream Services LLC, a Delaware limited liability company (“OMS”), OMP GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), OMP Operating LLC, a Delaware limited liability company (“OMP Operating”), and for certain limited purposes set forth therein, Oasis Petroleum Inc. (“Oasis Petroleum”). Under the Contribution Agreement, Oasis Petroleum will cause OMS to contribute to OMP Operating, as the Partnership’s designee, (a) an additional 15% limited liability company interest in Bobcat DevCo LLC, a Delaware limited liability company (“Bobcat DevCo”) and (b) an additional 30% limited liability company interest in Beartooth DevCo LLC, a Delaware limited liability company (“Beartooth DevCo”) (collectively, the “Contributed Assets”), and the Partnership will distribute to OMS Holdings a total amount of consideration equal to $250 million, subject to customary purchase price adjustments (the “Total Consideration”), payable in a combination of (i) cash sourced from borrowings under the Partnership’s revolving credit facility, (ii) cash received as proceeds from any capital markets transactions and (iii) in the event that a combination of (i) and (ii) is less than the Total Consideration, common units representing limited liability company interests in the Partnership (“common units”) issuable to a wholly owned subsidiary of Oasis Petroleum (collectively, the “Acquisition”). Following the completion of the Acquisition, the Partnership will own 25% of the limited liability company interests of Bobcat DevCo and 70% of the limited liability company interests of Beartooth DevCo. The Acquisition is expected to close in the fourth quarter of 2018, subject to customary closing conditions and as otherwise described in the Contribution Agreement. The Acquisition is not conditioned on the completion of any capital markets transactions.
The Acquisition was evaluated for its fairness and approved by the conflicts committee (the “Conflicts Committee”) of the board of directors of the General Partner (the “Board of Directors”). The Conflicts Committee, which is composed entirely of independent directors, retained an independent financial advisor and legal counsel to assist it in evaluating the Acquisition.
OMS Holdings is a wholly owned, direct subsidiary of Oasis Petroleum and the General Partner is an indirect subsidiary of Oasis Petroleum. As a result, certain individuals, including officers and directors of Oasis Petroleum, OMS Holdings and the General Partner, serve as officers and/or directors of more than one of such other entities. Oasis Petroleum owns, through its indirect, wholly owned subsidiary OMS, 13,750,000 subordinated units representing limited partnership interests of the Partnership and 5,125,000 common units of the Partnership, which does not include any common units that may be issued to Oasis Petroleum in connection with the Acquisition. In addition, the General Partner owns a non-economic general partner interest in the Partnership and all of its incentive distribution rights.
The foregoing description of the Contribution Agreement is a summary only and is qualified in its entirety by reference to the complete text of the Contribution Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.
Pursuant to the Contribution Agreement, the Partnership may issue common units to Oasis Petroleum as a portion of the consideration for the Acquisition, subject to the terms and conditions set forth in the Contribution Agreement. The issuance of such securities will be made in reliance upon an exemption from registration provided under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Acquisition is expected to close in the fourth quarter of 2018, subject to the satisfaction of customary closing conditions.
The information set forth in Item 1.01 with respect to the Acquisition is incorporated herein by reference.
Item 7.01    Regulation FD Disclosure.
On November 8, 2018, the Partnership issued a press release announcing the execution of the Contribution Agreement related to the Acquisition. The press release is furnished herewith as Exhibit 99.1.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act unless specifically identified therein as being incorporated therein by reference.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits.

Exhibit Number	Description

2.1*
Contribution Agreement, dated November 7, 2018, between Oasis Midstream Partners LP, OMS Holdings LLC, Oasis Midstream Services LLC, OMP GP LLC, OMP Operating LLC and, for certain limited purposes set forth therein, Oasis Petroleum Inc.

99.1	Press Release dated November 8, 2018.
*
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplemental copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OASIS MIDSTREAM PARTNERS LP

	By:	OMP GP LLC its general partner

Date: November 8, 2018	By:	/s/ Nickolas J. Lorentzatos
Nickolas J. Lorentzatos
Executive Vice President, General Counsel and Corporate Secretary

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